SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934
(Amendment No. 10)*

Genco Shipping & Trading Limited
(Name of Issuer)

Common Stock, $0.01 Par Value
(Title of Class of Securities)

Y2685T115
(CUSIP Number)

Susanne V. Clark
c/o Centerbridge Partners, L.P. 375 Park Avenue New York, NY 10152 (212) 672-5000
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

December 12, 2017
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box.  ☐

(Page 1 of 20 Pages)

______________________________

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 2 of 20 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,144,768
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,144,768
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,144,768
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.32%
14	TYPE OF REPORTING PERSON PN

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 3 of 20 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners General Partner, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,144,768
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,144,768
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,144,768
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.32%
14	TYPE OF REPORTING PERSON PN

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 4 of 20 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Cayman GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 3,805,114
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 3,805,114
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,805,114
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.02%
14	TYPE OF REPORTING PERSON CO

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 5 of 20 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners Master, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,660,346
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,660,346
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,660,346
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.70%
14	TYPE OF REPORTING PERSON PN

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 6 of 20 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners Offshore General Partner, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,660,346
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,660,346
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,660,346
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.70%
14	TYPE OF REPORTING PERSON PN

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 7 of 20 Pages

1	NAME OF REPORTING PERSON Centerbridge Capital Partners II (Cayman), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 4,810,328
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 4,810,328
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,810,328
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 13.93%
14	TYPE OF REPORTING PERSON PN

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 8 of 20 Pages

1	NAME OF REPORTING PERSON Centerbridge Capital Partners SBS II (Cayman), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 35,214
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 35,214
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,214
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.10%
14	TYPE OF REPORTING PERSON PN

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 9 of 20 Pages

1	NAME OF REPORTING PERSON Centerbridge Associates II (Cayman), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 4,810,328
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 4,810,328
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,810,328
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 13.93%
14	TYPE OF REPORTING PERSON PN

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 10 of 20 Pages

1	NAME OF REPORTING PERSON CCP II Cayman GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 4,845,542
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 4,845,542
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,845,542
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.03%
14	TYPE OF REPORTING PERSON CO

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 11 of 20 Pages

1	NAME OF REPORTING PERSON Centerbridge Special Credit Partners II AIV IV (Cayman), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,193,731
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,193,731
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,193,731
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.46%
14	TYPE OF REPORTING PERSON PN

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 12 of 20 Pages

1	NAME OF REPORTING PERSON Centerbridge Special Credit Partners General Partner II (Cayman), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,193,731
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,193,731
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,193,731
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.46%
14	TYPE OF REPORTING PERSON PN

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 13 of 20 Pages

1	NAME OF REPORTING PERSON Centerbridge Special Credit Partners II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 242,235
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 242,235
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 242,235
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.70%
14	TYPE OF REPORTING PERSON PN

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 14 of 20 Pages

1	NAME OF REPORTING PERSON Centerbridge Special Credit Partners General Partner II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 242,235
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 242,235
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 242,235
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.70%
14	TYPE OF REPORTING PERSON PN

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 15 of 20 Pages

1	NAME OF REPORTING PERSON CSCP II Cayman GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,435,966
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,435,966
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,435,966
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.16%
14	TYPE OF REPORTING PERSON CO

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 16 of 20 Pages

1	NAME OF REPORTING PERSON Mark T. Gallogly
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 10,086,622
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 10,086,622
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,086,622
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 29.21%
14	TYPE OF REPORTING PERSON IN

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 17 of 20 Pages

1	NAME OF REPORTING PERSON Jeffrey H. Aronson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 10,086,622
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 10,086,622
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,086,622
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 29.21%
14	TYPE OF REPORTING PERSON IN

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 18 of 20 Pages

This Amendment No. 10 ("Amendment No. 10") amends and supplements the statement on Schedule 13D (the "Original Schedule 13D") filed with the Securities and Exchange Commission (the "SEC") on July 21, 2014, as amended by Amendment No. 1 ("Amendment No. 1") filed with the SEC on July 23, 2015, Amendment No. 2 ("Amendment No. 2") filed with the SEC on September 17, 2015, Amendment No. 3 ("Amendment No. 3") filed with the SEC on May 11, 2016, Amendment No. 4 ("Amendment No. 4") filed with the SEC on June 10, 2016, Amendment No. 5 ("Amendment No. 5") filed with the SEC on July 1, 2016, Amendment No. 6 ("Amendment No. 6") filed with the SEC on October 11, 2016, Amendment No. 7 ("Amendment No. 7") filed with the SEC on October 31, 2016, Amendment No. 8 ("Amendment No. 8") filed with the SEC on December 6, 2016 and Amendment No. 9 ("Amendment No. 9") filed with the SEC on January 6, 2017 (the Original Schedule 13D as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8, Amendment No. 9 and this Amendment No. 10, the "Schedule 13D"), with respect to the shares of common stock, par value $0.01 per share (the "Common Stock") of Genco Shipping & Trading Limited, a corporation organized under the laws of the Republic of the Marshall Islands (the "Issuer"). This Amendment No. 10 amends Item 3, 5 and 6 as set forth below.

Item 3.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

Item 3 of the Schedule 13D is hereby amended and restated as follows:

The Reporting Persons acquired (i) 1,835,792 shares of Common Stock (after giving effect to the one-for-ten reverse stock split effected by the Issuer on July 7, 2016)  pursuant to the Plan (as defined in Item 4), as more fully described in Item 4, (ii) 119,902 shares of Common Stock (after giving effect to the one-for-ten reverse stock split effected by the Issuer on July 7, 2016) as consideration for the 5,551,073 shares of common stock, par value $0.01 per share, of Baltic Trading Limited, a Marshall Islands corporation ("Baltic") that certain of the Reporting Persons held, pursuant to the terms and conditions of the merger (the "Merger") consummated pursuant to that certain Agreement and Plan of Merger by and among the Baltic, the Issuer and Poseidon Merger Sub Limited, a Marshall Islands corporation and an indirect wholly owned subsidiary of the Issuer ("Merger Sub"), dated as of April 7, 2015, pursuant to which, Merger Sub merged with and into Baltic, with Baltic continuing as the surviving corporation and an indirect wholly owned subsidiary of the Issuer, as more fully described in that certain Current Report on Form 8-K filed by the Issuer on July 17, 2015, (iii) 6,597,938 shares of Common Stock upon the Automatic Conversion of Series A Preferred Stock purchased pursuant to the Stock Purchase Agreement for an aggregate purchase price of $31,999,999.30, which were derived from the working capital of CCP, CCPM, CSCP II, CSCP Cayman, CCP II Cayman and CCP SBS II Cayman, (iv) 1,032,990 shares of Common Stock upon the Automatic Conversion of Series A Preferred Stock purchased pursuant to the Additional Stock Purchase Agreement for an aggregate purchase price of $5,010,001.50, which were derived from the working capital of CCP, CCPM, CSCP II, CSCP Cayman, CCP II Cayman and CCP SBS II Cayman and (v) 500,000 shares of Common Stock upon the Automatic Conversion of Series A Preferred Stock purchased pursuant to the Stock Purchase Agreement in exchange for the Reporting Persons' Backstop Commitment (as defined in Item 4).

Item 5.	INTEREST IN SECURITIES OF THE ISSUER

Items 5(a)-(c) of the Schedule 13D is hereby amended and restated as follows:

(a) – (b) The percentages of Common Stock reported herein are based on 34,532,004 shares of Common Stock outstanding as of November 7, 2017, as reported in the Issuer's Quarterly Report on Form 10-Q for the quarterly period ended December 30, 2017 filed with the Securities and Exchange Commission on November 7, 2017.

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 19 of 20 Pages

The information required by Items 5(a) – (b) is set forth in rows 7 – 13 of the cover page for each of the Reporting Persons and is incorporated herein by reference.

(c) On December 12, 2017, CCP sold an aggregate of 320,462 shares of Common Stock at $13.11 per share in a privately negotiated transaction. The 320,462 shares of Common Stock sold represent approximately 3.08% of the aggregate number of shares of Common Stock beneficially owned by the Reporting Persons immediately prior to such sale. The transactions reported in this Amendment No. 10 reflect year-end planning activities, and the Reporting Persons' overall beneficial ownership of Common Stock remains substantially unchanged by the reported transactions.

Item 6.	CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

Item 6 of the Schedule 13D is hereby amended and supplemented by the addition of the following:

On December 12, 2017, in a privately negotiated transaction CCP wrote: (i) 2,000 put options for an aggregate of 200,000 shares of Common Stock with a strike price of $15.50 and an expiration date of January 25, 2018 and (ii) 2,000 put options for an aggregate of 200,000 shares of Common Stock with a strike price of $16.06 and an expiration date of February 2, 2018.

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 20 of 20 Pages

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 13, 2017

CENTERBRIDGE CREDIT PARTNERS, L.P.

By: Centerbridge Credit Partners
General Partner, L.P., its general partner
By: Centerbridge Credit Cayman GP Ltd., its general
partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS GENERAL
PARTNER, L.P.

By: Centerbridge Credit Cayman GP Ltd., its general
partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

Centerbridge Credit Cayman GP Ltd.

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS MASTER,
L.P.

By: Centerbridge Credit Partners Offshore General
Partner, L.P., its general partner
By: Centerbridge Credit Cayman GP Ltd., its general
partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS OFFSHORE
GENERAL PARTNER, L.P.

By: Centerbridge Credit Cayman GP Ltd., its general
partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS II
(CAYMAN), L.P.

By: Centerbridge Associates II (Cayman), L.P.,
its general partner
By: CCP II Cayman GP Ltd., its
general partner
By: Centerbridge GP Investors II, LLC, its
director

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS SBS II
(CAYMAN), L.P.

By: CCP II Cayman GP Ltd., its
general partner
By: Centerbridge GP Investors II, LLC, its
director

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE ASSOCIATES II (CAYMAN),
L.P.

By: CCP II Cayman GP Ltd., its
general partner
By: Centerbridge GP Investors II, LLC, its
director

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CCP II CAYMAN GP LTD.

By: Centerbridge GP Investors II, LLC, its
director

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS II
AIV IV (CAYMAN), L.P.

By: Centerbridge Special Credit Partners General
Partner II (Cayman), L.P., its general partner
By: CSCP II Cayman GP Ltd., its general partner
By: Centerbridge Special GP Investors II, L.L.C., its
director

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS
GENERAL PARTNER II (CAYMAN), L.P.

By: CSCP II Cayman GP Ltd., its general partner
By: Centerbridge Special GP Investors II, L.L.C., its
director

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CSCP II CAYMAN GP LTD.

By: Centerbridge Special GP Investors II, L.L.C., its
director

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS
II, L.P.

By: Centerbridge Special Credit Partners
General Partner II, L.P.,
its general partner

By: CSCP II Cayman GP Ltd., its
general partner
By: Centerbridge Special GP Investors II, L.L.C., its
director

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS
GENERAL PARTNER II, L.P.

By: CSCP II Cayman GP Ltd., its general partner
By: Centerbridge Special GP Investors II, L.L.C., its
director

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

MARK T. GALLOGLY

/s/ Mark T. Gallogly

Jeffrey H. Aronson

/s/ Jeffrey H. Aronson